Annual Statement of Compliance

For the Period of January 1, 2024 through December 31, 2024 (Reporting Period)

Re: Transactions Identified in Appendix A to Management’s Assertion On Compliance With Applicable Regulation AB Servicing Criteria

I, Rawle Howard, in my capacity as Head of USA Operations of Mount Street US (Georgia) LLP (MSUS), do hereby state that:

•         A review of the Special Servicing activities of MSUS during the Reporting Period and of its performance, pertaining to the Transactions listed in Appendix A to Management’s Assertion On Compliance With Applicable Regulation AB Servicing Criteria and the related servicing Agreements, has been made under my supervision; and

•         To the best of my knowledge, based on such review, MSUS has fulfilled all of its obligations pertaining to the Transactions listed in Appendix A to Management’s Assertion On Compliance With Applicable Regulation AB Servicing Criteria and the related Servicing Agreements in all material respects throughout the Reporting Period.

/s/ Rawle Howard

Rawle Howard

Managing Director

Head of Mount Street USA

Date 02/28/2025